Exhibit 99.2

Freescale Announces Management Changes

    AUSTIN, Texas--(BUSINESS WIRE)--Jan. 18, 2005--Freescale Semiconductor, Inc. (NYSE:FSL)(NYSE:FSL.B) announced today the departure of two senior executives.
    Scott Anderson, president and chief operating officer (COO), will end his 27-year career with the company. Freescale will streamline its governance structure and has no current plans to fill the role of president and COO.
    "Now that Freescale is firmly established as a fully independent company, I believe this is the right time for me to move on," Anderson said.
    "I appreciate Scott remaining with Freescale after my arrival in mid-2004 to help see us through the IPO and manage our operations while I became better acquainted with our company, our customers and our employees," said Michel Mayer, Freescale's chairman and chief executive officer. "Scott has been very supportive over these past months, and I thank him for his service."
    Anderson held a number of management positions and served as president and CEO of Motorola's Semiconductor Products Sector before its spin-off from Motorola and July 2004 initial public offering (IPO) as Freescale Semiconductor, a global leader in embedded processing.
    In addition, Chris Belden, senior vice president - manufacturing, also will leave Freescale. Belden held various management positions with the company during his 22-year career with Motorola and Freescale.
    Belden will be replaced by Alex Pepe, currently vice president and general manager of the 32-bit Embedded Controller Division of the company's Transportation and Standard Products Group (TSPG). Pepe has been with the company for 21 years.

    About Freescale

    Freescale Semiconductor, Inc. (NYSE:FSL, FSL.B) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004 after more than 50 years as part of Motorola, Inc. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500(R), is one of the world's largest semiconductor companies.

    www.freescale.com

    Freescale(TM) and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. (C) Freescale Semiconductor, Inc. 2005.

    CONTACT: Freescale Semiconductor, Inc., Austin
             Glaston Ford, 512-895-6466
             glaston@freescale.com
             or
             Tim Doke, 512-895-6854
             tim.doke@freescale.com